U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Buzz Media, Ltd.
(Exact name of Registrant as specified in its charter)

NEVADA	__________________________
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Buzz Media, Ltd. 11 Thornhill Drive, Suite 216 Dartmouth, Nova Scotia, B3B 1R9	Cane Clark LLP 3273 E. Warm Springs St. Las Vegas, NV 89120
(Name and address of principal executive offices)	(Name and address of agent for service)

Registrant's telephone number, including area code: (902) 482-6489
Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If any of the securities registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common Stock	750,000 shares	$0.20	$150,000	$4.61

(1)	This price was arbitrarily determined by Buzz Media, Ltd.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Cane Clark LLP
3273 E. Warm Springs St.
Las Vegas, NV 89120
Phone: (702) 312-7100 Fax: (702) 944-7100

SUBJECT TO COMPLETION, Dated July 23, 2007

PROSPECTUS
BUZZ MEDIA, LTD.
750,000
COMMON STOCK
INITIAL PUBLIC OFFERING

The selling shareholders named in this prospectus are offering up to 750,000 shares of common stock offered through this prospectus. We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities. We have, however, set an offering price for these securities of $0.20 per share. This offering will expire in 90 days unless extended by the board of directors. The board of directors has discretion to extend the offering period for a maximum of an additional 90 days.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.20	None	$0.20
Total	$150,000	None	$150,000

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.20 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board through a market maker, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors” on pages 6-14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: July 23, 2007

SUMMARY	4
RISK FACTORS	6
Risks Associated with Our Financial Condition	6
Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.	6
Because we have a limited operating history, it is difficult to evaluate your investment in our stock.	6
Risks Associated with Our Business Model	6
Because we have not established the Buzz brand name, and our publication and name have little, if any, name recognition, we may be prevented from generating revenues which will reduce the value of your investment.	6
If we are unable to successfully compete within the college publication industry, we may not be able to achieve profitable operations.	7
Our business plan relies on distribution agreements with third parties, specifically colleges and universities. Because there is substantial risk that such parties may not be readily available to us, the implementation of our business plan could be impaired.	7
Because our business model relies on establishing a strong subscriber base, failure to do so may result in a material adverse effect.	8
If we are unable to gauge trends and react to changing consumer preferences in a timely manner, our subscriber base will decrease, and our business may fail.	8
Because paper and printing costs fluctuate, and increases in labor or health care costs are unpredictable, such changes could occur and adversely affect our financial results.	8
If the price of postage increases, our business may be materially adversely affected.	8
If we are unable to successfully manage growth, our operations could be adversely affected, and our business may fail.	8
If general economic trends degrade, trends in advertising spending may fall and reduce our circulation and advertising revenue, which would have a materially negative impact on our business.	9
If terrorist attacks or war occur or continue, such conditions could lead to further economic instability and adversely affect our business operations.	9
Risks Associated with Management and Control Persons	9
Because our management is inexperienced in operating in a college publication industry, our business plan may fail.	9
Because our management only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.	10
If we are unable to hire and retain key personnel, we may not be able to implement our business plan	10
Because our president, Ms. Tiffany Walsh, owns 62.5% of our outstanding common stock, investors may find that corporate decisions influenced by Ms. Walsh are inconsistent with the best interests of other stockholders.	10
Because our president, Ms. Tiffany Walsh, owns 62.5% of our outstanding common stock, the market price of our shares would most likely decline if she were to sell a substantial number of shares all at once or in large blocks.	10
Risks Related to Legal Uncertainty	11
If any of our designs infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.	11

If we are not granted trademark and copyright protection for our designs, we may have difficulty safeguarding our designs potentially resulting in our competitors utilizing them impairing our ability to achieve profitable operations.	11
New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.	11
Risks Related to Our Securities	12
If a market for our common stock does not develop, shareholders may be unable to sell their shares	12
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline	12
If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in the decrease the value of our common stock and delay or prevent a change in control of us	12
If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price	13
Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock	13
Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced	13
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC	14
FORWARD-LOOKING STATEMENTS	14
Use of Proceeds	14
Determination of Offering Price	14
Dilution	15
Selling Shareholders	15
Plan of Distribution	19
Legal Proceedings	20
Directors, Executive Officers, Promoters and Control Persons	20
Security Ownership of Certain Beneficial Owners and Management	21
Description of Securities	22
Interests of Named Experts and Counsel	25
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	26
Organization within the Last Five Years	26
Description of Business	26
Description of Property	29
Plan of Operation	29
Certain Relationships and Related Transactions	36
Market for Common Equity and Related Stockholder Matters	36
Executive Compensation	39
Financial Statements	40
Changes In and Disagreements with Accountants	41
Available Information	41

Summary

We were incorporated on November 4, 2006 under the laws of the state of Nevada. On November 8, 2006, we purchased all the issued and outstanding shares of Buzz Media, Ltd., a Nova Scotia company (“Buzz Nova Scotia”). We are in the business of designing, publishing, and distributing the magazine, Buzz. Buzz is a student lifestyle magazine, which features stories, articles, and photographs submitted by current college and university students from across Canada. The magazine will be distributed free of charge via direct mail, physical distribution boxes at specified locations, email, and the internet at www.ReadBuzzMagazine.com.

We plan to generate revenue through the sale of advertising space within physical copies of the magazine, through the sale of advertising space on our website, and by selling our subscriber list to various advertisers and other distributors. We plan to publish the magazine four times each year, with new issues being released in September, November, January and March. While we intend to distribute our first issue in January of 2008, we have already designed and printed a pilot issue. We intend to use the pilot issue to entice advertisers to buy advertising space in our future issues and to secure distribution arrangements with Universities.

As opposed to traditional university newspapers and magazines, which focus on the university of their origin, Buzz will contain articles from, and focus on, a large number of universities. Our intention is to make Buzz relevant to a larger audience, both of readers and advertisers. We will strive to build Buzz’s reader base through request circulation, whereby our magazine will be mailed free of charge to readers who request our publication. Our first several issues will focus on several Canadian Universities and will be distributed only in Canada, but we intend to develop an American version of the magazine as our Canadian publication grows.

Our offices are located at 11 Thornhill Drive, Suite 216, Dartmouth Nova Scotia, B3B 1R9, and our telephone number is (902) 482-6489.

Our website is located at www.ReadBuzzMagazine.com. Information contained on our website is not part of this prospectus.

The Offering

Securities Being Offered	Up to 750,000 shares of common stock by the selling stockholders identified herein
Offering Price
The offering price of the common stock is $0.20 per share. There is no public market for our common stock. We cannot give any assurance that the shares offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed. The absence of a public market for our stock will make it difficult to sell your shares in our stock.

We intend to apply to the NASD over-the-counter bulletin board, through a market maker that is a licensed broker dealer, to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None
Securities Issued and to be Issued
2,000,010 shares of our common stock are issued and outstanding as of the date of this prospectus. Our President, CEO and director, Ms. Tiffany Walsh, owns 62.5% of the common shares of our company and therefore has substantial control. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.
Offering Period	The shares are being offered for a period up to 90 days from the date this Prospectus is effective with the Securities and Exchange Commission, unless extended by us for an additional 90 days.

Summary Financial Information*

Balance Sheet Data	As of May 31, 2007 (Audited)
Cash	$69,527
Total Assets	$69,888
Total Stockholders’ Equity	$47,686
Statement of Operations	Cumulative from October 26, 2006 (Date of Inception) to May 31, 2007
Revenue	$0
Loss for the Period	$27,771

*All dollar amounts in this Registration Statement are stated in U.S. Dollars unless specifically labeled as Canadian Dollars (C$).

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our common stock are not publicly traded. In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Associated with Our Financial Condition

Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.

We have earned no revenue since our inception, which makes it difficult to evaluate whether we will operate profitably. Operating expenses for the period from October 26, 2006 to May 31, 2007, totaled $27,771. We have incurred cumulative net losses of $27,771 since October 26, 2006. We have not attained profitable operations and are dependent upon obtaining financing to continue operations. As of May 31, 2007, we had cash in the amount of $69,527, and working capital of $47,686. Our future is dependent upon our ability to obtain financing and upon future profitable operations. We plan to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

Because we have a limited operating history, it is difficult to evaluate your investment in our stock.

Your evaluation of our business will be difficult because we have a limited operating history. We are in the development stage of our business and have only created a pilot issue of our publication, and have not yet signed contracts with any advertisers. To date, revenues are not substantial enough to maintain us without additional capital injection. We face a number of risks encountered by early-stage companies, including our need to develop infrastructure to support growth and expansion; our need to obtain long-term sources of financing; our need to establish our marketing, sales and support organizations; and our need to manage expanding operations. Our business strategy may not be successful, and we may not successfully address these risks. If we are unable to sustain profitable operations, you may lose your entire investment in us.

Risks Associated with Our Business Model

Because we have not established the Buzz brand name, and ourpublication and name have little, if any, name recognition, we may be prevented from generating revenues which will reduce the value of your investment.

Because we are a new company with a new publication and we have not conducted advertising, there is little or no recognition of our Buzz brand name. As a result, consumers may pursue publications other than ours that have brand recognition in the market and we may be unable to generate sufficient revenues to meet our expenses or meet our business plan objectives, which will reduce the value of your investment.

If we are unable to successfully compete within the college publication industry, we may not be able to achieve profitable operations.

We face substantial competition in the industry. Due to our small size, it can be assumed that many of our competitors have significantly greater financial, technical, marketing and other competitive resources. These competitors may have completed development of their publications and are presently marketing these to potential advertisers and readers. Accordingly, these competitors may have already begun to establish brand-recognition with consumers. We will attempt to compete against these competitors by developing features that exceed the features offered by competing products. However, we cannot assure you that our publication will outperform competing publications or those competitors will not develop new publications that exceed what we provide. In addition, competition for advertising revenue comes from local, regional and college-based newspapers; local and college-based radio stations; broadcast and cable television; web sites and online magazines; direct mail; and other media outlets. Increased competition could result in:

▪	Lower than projected revenues;
▪	Price reductions and lower profit margins;
▪	The inability to develop and maintain our publication with features and readability sought by potential customers.

Any one of these results could adversely affect our business, financial condition and results of operations. In addition, our competitors may develop competing publications that achieve greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. The advent of new technologies and industry practices, such as the provision of more and more free magazine content on Internet sites, may continue to result in decreased advertising revenue. Our inability to achieve revenue due to competition will have an adverse effect on our business, financial condition and results of operations.

Our business plan relies on distribution agreements with third parties, specifically colleges and universities. Because there is substantial risk that such parties may not be readily available to us, the implementation of our business plan could be impaired.

Our growth is dependent upon our ability to physically distribute our magazine to designated “Buzz Boxes” at colleges and universities in Canada. To be successful, we must identify universities that are willing to allow us to distribute our magazine on campuses through the use of our “Buzz Boxes.” We do not currently have agreements with any universities. There is no guarantee that colleges and universities will be willing to enter such distribution agreements with us. Our business may fail if we cannot establish distribution arrangements with a reasonable number of colleges and universities.

Because our business model relies on establishing a strong subscriber base, failure to do so may result in a material adverse effect.

Our growth is dependent upon our ability to establish a strong subscriber base, which will be receiving physical copies of each issue of our magazine via standard mail. We anticipate that a relatively large and diverse subscriber base will be a key component in attracting advertisers, which is our main anticipated source of revenue. There is no guarantee that we will be able to establish a subscriber base of sufficient size and maintain advertising revenue. If we cannot do both within a reasonable time period, our business may fail.

If we are unable to gauge trends and react to changing consumer preferences in a timely manner, our subscriber base will decrease, and our business may fail.

Our business model relies on maintaining a strong subscriber base, which will lead to advertising revenue. In order to successfully maintain a subscriber base, we must be able to gauge trends among our readership and respond to consumer preferences. Also, we do not intend for the subject matter of our magazine to be controversial. However, there is a risk that our magazine, which will print a diverse range of articles, opinions, and photographs, may be offensive to certain individuals. This may cause us to lose existing relationships, customers, distributors, printers, workers, or advertisers. If we fail to maintain a strong subscriber base, we may be forced to cease business operations, in which case investors might lose all of their investment.

Because paper and printing costs fluctuate, and increases in labor or health care costs are unpredictable, such changes could occur and adversely affect our financial results.

Paper, ink, and supplements are major components of our printing costs. Historically, paper and, therefore, printing prices have fluctuated substantially. Accordingly, our earnings are sensitive to changes in paper and printing prices. We have no long-term supply contracts and we have not attempted to hedge fluctuations in the normal purchases of paper or printing or enter into contracts with embedded derivatives for the purchase of paper. If the price of paper increases materially, our operating results could be adversely affected. In addition, substantial increases in labor or health care costs could also affect our operating results.

If the price of postage increases, our business may be materially adversely affected.

Our operating income may be significantly affected by changes in the cost of postage to mail our subscription publications. If postage prices increase in the future and we cannot pass these costs on to our customers, such increases may have a material adverse effect on us.

If we are unable to successfully manage growth, our operations could be adversely affected, and our business may fail.

Our progress is expected to require the full utilization of our management, financial and other resources, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage sales personnel. There can be no absolute assurance that management will be able to manage growth effectively.

If general economic trends degrade, trends in advertising spending may fall and reduce our circulation and advertising revenue, which would have a materially negative impact on our business.

Our advertising and circulation revenues are subject to the risks arising from adverse changes in domestic and global market conditions (i.e., increases in gas prices and interest rates) and possible shifting of advertising spending amongst media. Extraordinary weather conditions, such as hurricanes and earthquakes, can impact advertising revenues. Any adverse impact of economic conditions on us is difficult to predict but it may result in reductions in circulation and advertising revenue. Additionally, if geopolitical events negatively impact the economy, our results of operations may be adversely affected.

Our circulation impacts our revenue in that advertisers are willing to pay more to place ads in a publication that has a larger number of readers who have requested to be placed on a circulation list. Our circulation is affected by: competition from other publications and other forms of media available in our various markets; changing consumer lifestyles resulting in decreasing amounts of free time; declining frequency of regular magazine reading among young people; and increasing costs of circulation acquisition.

If terrorist attacks or war occur or continue, such conditions could lead to further economic instability and adversely affect our business operations.

Terrorist attacks and other acts of violence may negatively affect our operations and financial condition. There can be no assurance that there will not be further terrorist attacks against North America or North American businesses. These attacks or armed conflicts may directly impact our physical facilities or those of our retailers and customers. These events could cause consumer confidence and spending to decrease or result in increased volatility in the Canadian and world financial markets and economy. They could result in an economic recession in Canada or abroad. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Risks Associated with Management and Control Persons

Because our management is inexperienced in operating in a college publication industry, our business plan may fail.

Our management does not have any specific training in running a college magazine publication company. With no direct training or experience in this area, our management may not be fully aware of many of the specific requirements related to working within this industry. As a result, our management may lack certain skills that are advantageous in managing our company. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.

Because our management only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Ms. Walsh, our president and CEO, devotes approximately 50% of her working time to our business affairs. We do not have an employment agreement with Ms. Walsh, nor do we maintain key person life insurance for her. Currently, we do not have any full or part-time employees. If the demands of our business require the full business time of our management, it is possible that they may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Due to the specified nature of our business, having certain key personnel is essential to the development and marketing of the magazine we plan to distribute and thus to the entire business itself. Consequently, the loss of any of those individuals, including writers, graphic designers, and photographers, may have a substantial effect on our future success or failure. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Because our president, Ms. Tiffany Walsh, owns 62.5% of our outstanding common stock, investors may find that corporate decisions influenced by Ms. Walsh are inconsistent with the best interests of other stockholders.

Ms. Walsh is our president, chief executive officer and our sole director. She owns approximately 62.5% of the outstanding shares of our common stock. Accordingly, she will have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of Ms. Walsh may still differ from the interests of the other stockholders.

Because our president, Ms. Tiffany Walsh, owns 62.5% of our outstanding common stock, the market price of our shares would most likely decline if she were to sell a substantial number of shares all at once or in large blocks.

Our president, Ms. Tiffany Walsh owns 1,250,010 shares of our common stock, which equates to 62.5% of our outstanding common stock. There is presently no public market for our common stock and we plan to apply for quotation of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. If our shares are publicly traded on the over-the-counter bulletin board, Ms. Walsh will be eligible to sell her shares publicly subject to the volume limitations in Rule 144. The offer or sale of a large number of shares at any price may cause the market price to fall. Sales of substantial amounts of common stock or the perception that such transactions could occur may materially and adversely affect prevailing markets prices for our common stock.

Risks Related to Legal Uncertainty

If any of our designs infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Although we have not received notices of any alleged infringement by us, we cannot be certain that our publications, articles, photography, and designs do not infringe on issued trademarks and/or copyright rights of others. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and thus can negatively affect the results of our operations.

If we are not granted trademark and copyright protection for our designs, we may have difficulty safeguarding our designs potentially resulting in our competitors utilizing them impairing our ability to achieve profitable operations.

Our success will depend, in part, on our ability to obtain and enforce intellectual property rights over our name, publications, articles, photography, and original designs in Canada and the United States. To date, we have sought little intellectual property right protection. No assurance can be given that any intellectual property rights owned by us will not be challenged, invalidated or circumvented, that any rights granted will provide competitive advantages to us. Intellectual property litigation is expensive and time-consuming, and can be used by well-funded adversaries as a strategy for depleting the resources of a small company such as us. There is no assurance that we will have sufficient resources to successfully prosecute our interests in any litigation that may be brought. The failure to adequately protect our intellectual property and original designs could result in our competitors utilizing our designs and impair our ability to achieve profitable operations.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related to Our Securities

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 750,000 shares of our common stock through this prospectus. The outstanding shares of common stock covered by this prospectus represent approximately 37.5% of the common shares outstanding as of the date of this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.

If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in the decrease the value of our common stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue preferred stock. Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation, and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as may, will, project, continue, anticipate, believe, plan, expect, future, intend, and other similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.20 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the NASD over-the-counter bulletin board for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 750,000 shares of common stock offered through this prospectus. These shares were acquired from us in an offering that was exempt from Registration under Regulation S of the Securities Act of 1933, as amended, and completed on April 30, 2007.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of May 31, 2007, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

The named parties beneficially own and have sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 2,000,010 shares of common stock outstanding on May 31, 2007.

Name of Selling stockholder	Total shares owned prior to this offering	Total shares to be offered for selling stockholder’s account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering
Briand, Evan 18 Basinview Drive Apt# 107 Bedford, NS B4A 3P9	75,000	75,000	0	0
Briand, James 554 Bedford Hwy Apt 406 Halifax, NS B3M 4X6	1,250	1,250	0	0
Burton, Adrienne 26 Meadowbrook Drive Apt #206 Bedford, NS B4A 1P6	50,000	50,000	0	0

Collins, Corry 6174 Quinpol Rd Halifax, NS B3L 1A3	1,250	1,250	0	0
Collins, John 276 South Gate Drive Bedford, NS B4A 4L2	1,250	1,250	0	0
Conway, Craig 6 James Street Sydney Mines, NS B1V 1C5	10,000	10,000	0	0
Cox, Jessica 26 Cox Lane Windsor Jct., NS B2T 1G1	7,500	7,500	0	0
Crosby, Laura 55 Acadia Mill Drive Bedford, NS B4A 3W2	2,500	2,500	0	0
Crosby, Matthew 23 Grist Mill Court Halifax, NS B3M 3N2	2,500	2,500	0	0
Crosby, Maurice 445 Voyageur Way Hammonds Plains, NS B4B 2A6	25,000	25,000	0	0
Crosby, Mike 107 Farmers Dairy Lane Bedford, NS B4B 2C9	37,500	37,500	0	0
Crowe, Taunya 132 Pleasant St Truro, NS B2N 3S4	5,000	5,000	0	0
Crowell, Katie 44 Southgate Dr Bedford, NS B4A 4K8	25,000	25,000	0	0
Davis, Bill 10 Christina Court Bedford, NS B4A 4C4	37,500	37,500	0	0
Drage, Elisabeth 97 Williams Lake Rd Halifax, NS B3P 1T4	7,500	7,500	0	0
Drage, James 398 Bedford Highway Halifax, NS B3M 1L4	10,000	10,000	0	0
Dwinell, Raeann 99 Third Ave. Lakeview, NS B4C 4C9	7,500	7,500	0	0
Elson, Robin 6 James Street Sydney Mines, NS B1V 1C5	1,250	1,250	0	0

Evong, Colleen 6 Main Street Bedford, NS B4A 2M6	1,250	1,250	0	0
Evong, Mike 6 Main St. Bedford, NS B4A 2M6	1,250	1,250	0	0
Evong, Robert 56 Papermill Lane Bedford, NS B4A 3W5	1,250	1,250	0	0
Fader, Dave 12 Harris Court Bedford, NS B4A 3R6	10,000	10,000	0	0
Fader, Suzanne 12 Harris Court Bedford, NS B4A 3R6	2,500	2,500	0	0
Hung, Tran 151 Southgate Drive Bedford, NS B4A 4L2	37,500	37,500	0	0
Jessome, Barbara 2 Taylor Dr. Windsor Jct. NS B2T 1K7	25,000	25,000	0	0
MacDougall, William 59 Rosley Rd Beaver Bank, NS B4G 1C4	7,500	7,500	0	0
MacDow, Terry 23 Ridgevale Drive Bedford, NS B4A 3L8	25,000	25,000	0	0
Murphy, Ashley 46 Rockhaven Court Dartmouth, NS B2V 2W3	25,000	25,000	0	0
Nguyen, Ai Quoc 126 Lake Mist Dr Hammonds Plains, NS B4B 1X2	37,500	37,500	0	0
Nicholson, Donnie 1119 Bedford Highway, Suite 44 Bedford, NS B4H 2Y9	37,500	37,500	0	0
Parker, Tyson 5575 Cogswell St Halifax, NS B3J 1R3	5,000	5,000	0	0
Pynn, Anisa 17 Morley Crescent Saint John, NB E2J 2X5	5,000	5,000	0	0

Pynn, Russell 52 Duffus Dr Bedford, NS B4A 3V2	7,500	7,500	0	0
Staples, Ashley 2 Kingsley Close Halifax, NS B3S 1H5	25,000	25,000	0	0
Sullivan, Brian 342 Halls Rd. Enfield, NS B2T 1C4	5,000	5,000	0	0
Walsh, Brenda 918 Shore Road Sydney Mines, NS B1V1B3	1,250	1,250	0	0
Walsh, Gary Doug 4022 Muldred Lake Village Bldg 344 Room JU21 Fort McMurray, Alberta T9H 4Z1	50,000	50,000	0	0
Walsh, Gary Lionel 32 Andre-Marlraux Gatineau, Quebec J8R 2Z4	10,000	10,000	0	0
Walsh, Gregory 1 Binacle Ct Bedford, NS B4A 4A4	37,500	37,500	0	0
Walsh, Suzanne 1343 Barrington St., Apt 203 Halifax, NS B3J 1X9	75,000	75,000	0	0
Yould, Janet 269 Cottage Lane RR#2 Brookfield, NS B0N 1C0	7,500	7,500	0	0
Yould, Michael 1378 Hammonds Plains Rd Hammonds Plains, NS B4B 1P6	2,500	2,500	0	0

Except for the following, none of the selling shareholders; (1) has had a material relationship with us other than as a shareholder at any time within the past three years; (2) has been one of our officers or directors; or (3) are broker-dealers or affiliate of broker-dealers.

▪	Suzanne Walsh is the sister of Tiffany Walsh, the President and director of the Company.
▪	Gary Douglas Walsh is the brother of Tiffany Walsh, the President and director of the Company.
▪	Gregory Walsh and Gary Lionel Walsh are uncles of Tiffany Walsh, the President and director of the Company.
▪	Brenda Walsh is the aunt of Tiffany Walsh, the President and director of the Company.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

We intend to contact an authorized Over-The-Counter Bulletin Board market-maker for sponsorship of our securities on the Over-The-Counter Bulletin Board. Currently, we or anyone acting on our behalf has requested or encouraged any broker-dealer to act as a market-maker for our securities. The sales price to the public is fixed at $0.20 per share until such time as the shares of our common stock become quoted on the NASD Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;
2.	a price related to such prevailing market price of our common stock, or;
3.	such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Cane Clark LLP, located at 3273 E. Warm Springs, Las Vegas, Nevada 89120.

Directors, Executive Officers, Promoters and Control Persons
Our executive officer and director and her age as of July 23, 2007 is as follows:

Name	Age	Position Held with the Company
Tiffany Walsh	22	Director, President, Treasurer, and Secretary

Set forth below is a brief description of the background and business experience of our sole executive officer and director.

Tiffany Walsh is our sole executive officer and director. She graduated from Saint Mary’s University in Halifax, Nova Scotia in 2006 with a Bachelor of Commerce in Industrial Relations, a Certificate of Human Resource Management, and a minor in Psychology. During her time at Saint Mary’s, Miss Walsh was the President of the student Entrepreneurship Society in 2005. Through the society, she became involved with a local publishing company and its student volunteer program. Miss Walsh was also involved with the student newspaper at Saint Mary’s. Miss Walsh also founded a varsity cheerleading team in 2004, of which she remained captain until her graduation. Through her participation in cheerleading competitions across Canada and the United States, Tiffany established a network of university and college student contacts. From July of 2004 until November of 2006, Ms. Walsh held a variety of sales and marketing positions in Halifax, Nova Scotia, with companies such as Moosehead Breweries (2005), Superior Beverages (2006), and the Grafton Connor Group (2004 - 2006). Tiffany is not an officer or a director of any other reporting company.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We do not currently have any significant employees aside from Ms. Tiffany Walsh.

We conduct our business by engaging writers, photographers, and other artists as volunteer contributors. Artists sign an Artist Agreement (See Exhibit 10.2) prior to submitting work, and a Rights Release Form to grant us rights to publish their work without compensation upon acceptance of their work..We intend to retain professional graphic designers as independent contractors to assemble each issue.

Family Relationships

No family relationships exist between our current director or executive officer and any persons nominated or chosen to become director or executive officer.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of May 31, 2007, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Name and Address of Beneficial Owners of Common Stock[1]	Title of Class	Amount and Nature of Beneficial Ownership	% of Common Stock[2]
Tiffany Walsh	Common Stock	1,250,010	62.5%
DIRECTORS AND OFFICERS - TOTAL		1,250,010	62.5%

5% SHAREHOLDERS
NONE	Common Stock	NONE	NONE

1.
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

2.	The percentage shown is based on denominator of 2,000,010 shares of common stock issued and outstanding for the company as of May 31, 2007.

Description of Securities

Our authorized capital stock consists of 50,000,000 shares of common stock, with a par value of $0.001 per share. As of May 31, 2007, there were 2,000,010 shares of our common stock issued and outstanding. Our shares are held by forty-three (43) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Transfer Agent

We appointed Empire Stock Transfer Company of Las Vegas, Nevada, as our transfer agent.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane Clark LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

Schumacher & Associates, Inc. of Denver, Colorado has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Schumacher & Associates, Inc. has presented their report with respect to our audited financial statements. The report of Schumacher & Associates, Inc. is included in reliance upon their authority as experts in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Organization within the Last Five Years

We were incorporated November 4, 2006 under the laws of the state of Nevada. On November 8, 2006, we purchased all the issued and outstanding shares of Buzz Media, Ltd., a Nova Scotia company (“Buzz Nova Scotia”) from our officer and director Tiffany Walsh for 10 shares of our common stock. As a result of the transaction, Buzz Nova Scotia became a wholly-owned subsidiary of ours. It is through Buzz Nova Scotia that we intend to initially conduct business in Canada. We subsequently intend to seek expansion into the United States if our initial product in Canada proves to be successful.

We are located at 11 Thornhill Drive, Suite 216, Dartmouth Nova Scotia, B3B 1R9, and our website is located at www.readbuzzmagazine.com. Tiffany Walsh, our President, CEO and director, is a person that may be described as “promoter” as defined in Rule 405 of the Securities Act by virtue of her role in founding and organizing our company.

Description of Business

Company Overview

We are in the business of designing, publishing, and distributing the magazine, Buzz. Buzz is a student lifestyle magazine, which features stories, articles, and photographs submitted by current college and university students from across Canada. We intend to distribute the publication free of charge via direct mail, physical distribution boxes at specified locations, email, and the internet at www.ReadBuzzMagazine.com.

As a national college magazine that is written for college students by college students, we believe Buzz Magazine may appeal to a significant number of readers. As opposed to traditional university newspapers and magazines, which focus on the university of their origin, Buzz will contain articles from, and focus on, a large number of universities. Our intention is to make Buzz relevant to a larger audience, both of readers and advertisers.

It is our intended wide market appeal, along with our genuine connection to the college student lifestyle, which we anticipate will give our company a competitive advantage. Content for our magazine comes directly from current college and university students from across the country.

Tiffany Walsh, our editor-in-chief, is responsible for coordinating our student contributors program. The program encourages college and university students to send Buzz their stories, articles, photographs and original artwork, which showcase their unique university experience, for the opportunity to have it published in a national student publication.

As of July 23, 2007, 14 student contributors have signed artist agreements (See Exhibit 10.2) with us, demonstrating their intention to submit content to Buzz Magazine on an on-going basis. Individuals who take part in Buzz’s student contributors program do so on a strictly volunteer basis. If our operations develop to the point where the magazine’s advertising revenues exceed the costs of production, design, and distribution, we may then decide to pay students for published articles. However, we believe that a sufficient number of students will be motivated to be active volunteer contributors to allow us to generate enough content from volunteer submissions to continuously fill future issues of Buzz Magazine.

We plan to publish Buzz Magazine four times annually, with regularly scheduled releases during September, November, January, and March. This publishing cycle is intended to correspond to a traditional academic year, with two issues released per academic semester. To permit adequate time for us to sell advertising space in future issues of Buzz, we have set January of 2008 as the release date of our first full issue. We have already compiled and printed a 32-page pilot-issue, which we will use to entice advertisers to buy ad space in our future issues, and which we will use to seek distribution agreements with various universities. Our first several issues will focus on Canadian Universities and will be distributed only in Canada, but we intend to develop an American version of the magazine if our Canadian magazine is successful.

In 2006, Tiffany Walsh began the process of establishing student contacts at universities across Canada. She did this by placing ads in various student newspapers and on various student web sites, calling for people interested in writing articles or submitting photographs for a future national student lifestyle magazine. Individuals answering the ads were interviewed, and told that submissions would initially be made solely on a volunteer basis. Ms. Walsh used submissions from such contacts to compile material for the pilot issue, which was completed with the help of an independent contractor graphic designer in March of 2007. For each subsequent issue, it is intended that this process would be repeated, using editorial content and photographs submitted by student volunteers from various academic institutions.

Publication

Buzz is a student lifestyle magazine, which features stories, articles, and photographs submitted by current college and university students from across the country. As of the date of this prospectus, we have successfully produced a 32-page pilot issue of Buzz magazine. We did so by advertising at various Canadian universities for students interested in writing and/or taking photographs for a student lifestyle magazine intended for nationwide distribution and consumption. We received a number of responses from students at universities all over Canada, and have established a network of writers and photographers that have signed volunteer agreements to submit content to Buzz magazine on an on-going basis (See Exhibit 10.2). These students submitted a significant number of articles and photographs to us, and Tiffany Walsh, Editor-in-Chief, selected articles and photographs that she felt would be suitable for the pilot issue of Buzz. With the use of a local graphic designer retained as an independent contractor, Ms. Walsh then designed, laid out, and printed a pilot issue of Buzz during March of 2007. We intend to repeat this process for each subsequent issue, using editorial content and photographs submitted by student volunteers from various academic institutions. The pilot issue will be used to entice advertisers to buy ad space in our future issues, and to enter into distribution arrangements with various Universities.

Intellectual Property

A major component to our business will be generating the content necessary to fill copies of Buzz magazine on an on-going basis. We have created a student contributors program, which encourages college students to send us their stories, articles, photographs and original artwork, which showcase their unique university experience. Students volunteer in order to have the opportunity to have their work published in a national magazine. Students who take part in our student contributors program do so on a strictly volunteer basis. Each person who submits either written material or photographs for publishing must sign a waiver and agree to transfer all rights relating to ownership of submission material to Buzz Media Ltd. Student contributors interested in submitting content to Buzz on a regular basis are also asked to sign a volunteer artist agreement (See Exhibit 10.2), which expresses their intent to submit content on a regular basis and outlines the terms associated with content submission. All photography, written content, and artwork displayed on our company’s websites, or printed in physical copies of our magazine, is the sole property of our company, Buzz Media Ltd. On May 18, 2007 Buzz Media Ltd. filed a trademark application (serial number 77184241) with the United States Patent and Trademark Office, seeking a trademark on "Buzz Magazine" used as the name, or title, of a magazine. We expect the entire application process could take 13-18 months, and there is no guarantee that our trademark application will be successful.

Competition

Buzz magazine will be in competition for readers and advertising dollars with a wide range of print publications and new media products. Within the college student market, Buzz will be in direct competition with two established firms, which already service our expected market.

U Magazine (USA): U Magazine is a monthly national college magazine given away for free on campuses across the United States. It is an advertising-based publication with 1,000,000 copies being printed and distributed each month.

Job Postings (Canada). Published eight times per year, Job Postings is a monthly magazine for Canadian college and university students in their last year of school. It is an advertising-based publication which is given away free on 135 campuses across Canada. 60,000 copies are printed and distributed each month.

Government Regulation

Government regulation and compliance with environmental laws have not had a material effect on our business.

Employees

We have no employees other than our sole officer and director as of the date of this prospectus. As needed from time to time, we may pay for the services of independent contractors, which may include, but are not limited to, graphic designers, photographers, web designers, promotional reps and advertising sales people.

Description of Property

We lease our corporate office at 11 Thornhill Drive, Suite 216, Dartmouth Nova Scotia, B3B 1R9. We pay C$350 per month (approximately $315) plus tax. The term of the lease is for one year, and includes office furnishings and Internet access. As our business operations grow, it may be necessary for us to seek additional space. Management believes additional suitable space will be available when it is needed.

Plan of Operation

This prospectus contains forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

Plan of Operation in the Next Twelve Months

Revenue Streams

Over the next six months we will be approaching companies who may be interested in purchasing advertising space, either in future issues of Buzz magazine, or on our website. We will be using copies of our 32-page pilot issue, along with a detailed marketing package, to procure such potential advertising contracts.

We currently anticipate generating revenue through three sources:

1.	through the sale of advertising space within physical copies of our magazine;
2.	through the sale of advertising space on our website; and
3.	through sharing our subscriber list with various advertisers and other distributors.

Sale of Advertising Space within physical copies of our magazine

We plan to allocate between 40-45% of each printed issue of Buzz for advertising space. As a national magazine distributed across the country, we anticipate reaching a wider audience than local publications at individual universities, and thus appealing to a larger and more sophisticated advertising base with higher advertising budgets. We believe this will give us a competitive advantage over most local university-based publications. We will use our pilot issue, along with a detailed marketing package, to attempt to entice such advertisers to purchase space in our issues planned for 2008 and beyond.

We anticipate that our ability to sell advertising space in our magazine will be directly affected by the size and quality our distribution network and subscriber base. Thus, we will need to establish a subscriber base, distribution channels, and general interest in the magazine.

Sale of Advertising Space on our Web-site

We have placed space for advertising banners on every page of our web site. Along with advertising space within physical copies of our magazines, we plan on selling this online advertising space. It is anticipated that our ability to sell such ads will be affected by our web-site traffic - the number of people that visit our web site on a daily basis. In order to increase web site traffic, we have a placed a copy of our latest issue of Buzz available for on-line viewing or downloading on our web site. We also plan to include a number of interactive games, message boards, and general information that might be useful to a university student.

Sharing of our Subscriber List

Our magazine will strive to build its reader base through request circulation, whereby our magazine will be mailed free charge to readers who request our publication. Readers wishing to subscribe to Buzz will be able to do so via our web site or by submitting written requests via standard mail as described in physical copies of the magazine. Subscribers will be asked if they would allow the us to send them other e-mails and/or publications that might be of interest to them. Provided the subscriber agrees, the subscriber’s information will be stored in a secure area of our web site, and we may from time to time send the subscriber materials from other magazines and/or advertisers. We anticipate that, provided our subscriber base reaches an appropriate size, we will be able to charge for such services. Additionally, the more subscribers we have on our subscription list who have requested copies of our magazine, the greater our ability to sell advertising space in our physical publication at premium rates.

Distribution Channels

As we do not plan to charge subscribers and readers for the magazine, the size of our distribution base is the key to the success of our business. We will rely exclusively on revenue streams that will depend on the proven size and effectiveness, or anticipated size and effectiveness, of our distribution. We plan on distributing our magazine through four main channels:

1.	direct mail;
2.	email;
3.	physical distribution boxes at specified locations; and
4.	the Internet at www.ReadBuzzMagazine.com.

Distribution via Direct Mail

We will continue to build our subscriber base using various web-marketing campaigns aimed at motivating students to sign up for a free direct mail subscription to Buzz Magazine. We will also conduct some on-campus promotions at a small number of universities to raise awareness of our publication and to generate subscriptions. We anticipate having 5,000 new subscribers by the end of 2007, but cannot guarantee this. We believe that a large subscriber base for distribution via direct mail will help us procure advertising revenues from the sale of advertising space in physical copies of our magazine.

To allow us to reach students at a greater number of universities and colleges, we plan on continuing to build our network of campus representatives. Our goal is to have local campus representatives on 30 major campuses by the end of 2007. We plan on finding student volunteers interested in becoming campus reps by placing advertisements in school newspapers, by networking through student web sites, and by word of mouth. To date we have volunteer campus representatives on seven different university campuses.

Distribution via E-mail

We plan to send an electronic version of Buzz directly to the e-mail address of anyone who requests the electronic edition of our publication. We will attempt to entice such subscriptions on our web site and in all physical copies of Buzz. We believe that a large subscription base for distribution via e-mail will help us procure advertising revenues from the sale of advertising space in electronic versions of the magazine and on our web site. An added benefit to such a distribution method is our ability to meet any level of demand for additional copies of Buzz without incurring any additional expenses, which would be associated with printing more physical copies of the publication.

Distribution via “Buzz Boxes”

We plan to place “Buzz Boxes” in heavily trafficked locations in various universities across Canada. These “Buzz Boxes” will act as a distribution conduit for physical copies of Buzz Magazine. We have designed the boxes, so that the boxes themselves will resemble traditional newspaper distribution boxes, and will be decorated in the Buzz logo and in Buzz colors so they are recognizable and distinctive. We anticipate that construction of our first 50 “Buzz Boxes” will be completed by September of 2007, and we plan to consult with some Canadian universities during this process. In the fall of 2007, we plan to negotiate with universities across Canada in an attempt to secure as many distribution agreements as possible. We will be using our pilot issue to showcase our magazine to representatives at various universities across the country. It is our hope that we will be able to secure agreements with a large number of universities, allowing us to place our magazine distribution boxes on their campus. We anticipate paying a flat rate to universities for each “Buzz Box” displayed on campus in exchange for the right to place the display boxes.

Distribution via ReadBuzzMagazine.com

An electronic version of each issue of Buzz will also be available on the Internet at our web site, www.ReadBuzzMagazine.com. Our online presence will be the key to generating advertising revenues through the sale of advertising space on our web site. Therefore, we intend to upload new issues of Buzz magazine as they are completed, and we intend to generate additional interest in our web site through the development of various chat-rooms, message boards, and other web-community services. We anticipate offering additional features on our web site to coincide with the release of our first issue in 2008.

Marketing

We do not currently engage in any general advertising of our magazine beyond the marketing done in connection with the distribution channels. We plan to build our subscriber base using web marketing campaigns aimed at enticing students to sign up for a free subscription to Buzz through our website. Future web marketing campaigns may include email campaigns, and website banner advertising through social networking sites often populated by students, such as Facebook, Myspace, and hi5. We are also organizing a network of Buzz campus reps at various universities across Canada. Campus reps are student volunteers from different universities, who spread the word about Buzz magazine around their campus. They are also local contacts who could be paid in the future to launch on-campus promotions for Buzz at their schools. Our magazine distribution “Buzz Boxes” will also provide a level of exposure to our product once they are setup at select locations at universities across Canada.

Our Publication

We will continue building our student contributors program by signing more volunteers to artist agreements. We will continue to seek articles, stories and photos submitted by students from across the country, which will be retained for possible publication in issues of our magazine during the 2008 season. We will begin to design our first full issue of Buzz in November of 2007, with an expected release date in January of 2008. For each subsequent issue, we will continue to seek editorial content and photographs submitted by student volunteers.

Our web site, located at www.ReadBuzzMagazine.com, currently contains a subscriber signup page, an introduction to our magazine, a downloadable copy of our pilot issue, an online application for all our volunteer positions, company information, and information for prospective advertisers. We have incurred C$2,020 (approximately $1818) in web site development expenses as of May 31, 2007. We plan to add new features and content to our website over the next several months. We plan on launching a significant upgrade to our website, which will provide content organized by individuals at a number of universities, including public photo sharing, public blogs, message boards, and a student news feed. We anticipate that this planned expansion of our web site will cost an additional C$3,000. Our cost, per issue, for posting each new issue of Buzz on our web site is anticipated to be C$40.

Anticipated Expenses

It is anticipated that design and construction of our “Buzz Boxes” will commence in the summer of 2007. Our anticipated design and production cost per outdoor box is C$63, and the cost per indoor box is expected to be C$36. We plan to use 50 distribution boxes (20 outdoor boxes and 30 indoor boxes) for our first publications. Multiple boxes will be placed at each university that agrees to distribute our publication, and we will construct purchase more boxes based upon demand. Our total anticipated production cost for our first 50 boxes is C$2,340, with an additional C$900 in shipping expenses anticipated.

Printing costs for physical copies of the magazine are estimated to be C$0.38 per issue, assuming we print 20,000 copies per issue. We anticipate average shipping costs relating to direct mail subscriptions to be C$0.60 per subscriber. We anticipate shipping costs relating to copies of Buzz distributed via our Buzz Boxes to be C$0.07 per issue. Thus, based upon our full planned print run of 20,000 copies per issue, we anticipate our total production and distribution costs (printing and shipping) associated with each issue of Buzz to be C$12,700 (approximately $11,500).

Over the next twelve months we plan to produce and distribute two issues of Buzz (January and March issues in 2008), with each issue comprising 20,000 physical copies and one electronic copy on our web-site.

As indicated above, the total of our printing, shipping, and distribution costs for the next twelve months is anticipated to be $26,240. We anticipate spending an additional $2,080 on web site development, and roughly $2,000 on marketing and promotions. Our office expenditures, including rent, are anticipated to be a total of $5,000 over the next twelve months. Our accounting, legal and administrative expenses for the next twelve months are anticipated to be $30,000, bringing our anticipated expenses over the next twelve months to nearly $66,000. As of May 31, 2007, we had $69,527 in cash and Working Capital of $47,686. We believe we have insufficient cash on hand to sustain our operations for the next 12 months if we realize no revenues. Such funds may be sufficient to produce and distribute up to 20,000 physical copies of our magazine, to as many as 50 campuses across Canada, for our first two issues, which would take us through to the next school year (September of 2008). If we desire to continue as a going concern, grow our business, or distribute more magazines to more campuses, we may need to either realize some revenues from advertising sales, or raise or borrow additional capital. We successfully raised initial funds through private placements of our common stock. In the future, we may need to engage in additional private placements should there be a need for additional funds. There is no assurance that such placements will be successful. We anticipate receiving some revenue from the sale of advertising in future issues of Buzz and from the sale of advertising on our web site. However, we may not realize such revenues.

In addition, depending on available revenues, we may engage in some general marketing efforts over and above those involved in establishing the three main distribution channels noted above.

We do not believe that there will be significant research and development expenses during the next 12 months.

We anticipate that our cost of sales is incorporated in our anticipated administrative expenses, as sales over our first year will be conducted by Tiffany Walsh, who does not currently take any salary. Sales campaigns will be conducted principally through the use of e-mail and telephone and in person where prospective advertisers have offices or representatives near Halifax. Where necessary, Ms. Walsh, may incur some travel costs but we do not estimate such costs, if incurred at all, will exceed $2,500 for the next 12 months.

If management believes it is appropriate to begin a program of rapid expansion, which may be deemed necessary in the event of a drastic jump in our publication’s popularity and subscriber base, we believe we will need up to $75,000 over the next twelve months. We plan on obtaining this operating capital from our own available funds and anticipated revenues from advertising sales, but these sources may not provide sufficient funds. We expect to be able to raise capital through the sale of our common stock if business revenues are not available to pay necessary expenses.

We do not anticipate the need for any additional employees during the next twelve months other than the services of the individuals discussed above, unless initial response to our product is extremely positive or expansion into new markets occurs sooner than expected. Since our management plans to use independent contractors only when volunteer positions cannot be adequately filled, and there are no plans for other significant expenditures over the coming year (aside from marketing, printing, and distribution costs, as discussed above), adverse material impacts on short term liquidity are not expected.

Our agreements with content contributors do not require us to make any financial commitments. If we do not sell all of the advertising space available in our first full issue of Buzz Magazine, we will introduce alternative marketing strategies for selling advertising space in future issues. Our long-term liquidity will rely much on the success of advertising sales related to our first full and subsequent issues and general marketing of our publication.

Results of Operations for the Period from October 26, 2006 (Date of Inception) to May 31, 2007

We generated no revenue for the year ended May 31, 2007.

We incurred operating expenses in the amount of $27,771 for the period from October 26, 2006 (Date of Inception) to May 31, 2007. These operating expenses are primarily attributable to general and administrative expenses associated with the initial development of our business, legal expenses, and consulting fees. Professional Fees accounted for $20,000, General and Administrative Fees accounted for $4,769, Advertising and Promotions Expenses were $1,174, and Travel Expenses totaled $1,828.

We anticipate our operating expenses will increase as we implement our business plan. The increase will be attributable to expenses to implement our business plan, and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Due to our expenses listed above and our lack of revenue, we incurred a net loss in the amount of $27,771 for the period from October 26, 2006 (Date of Inception) to May 31, 2007.

Liquidity and Capital Resources

As of May 31, 2007, we had total current assets of $69,888. Our total current liabilities as of May 31, 2007 were $22,202. We have working capital of $47,686 as of May 31, 2007. As demonstrated above, we expect to spend up to approximately $66,000 to implement our business plan.

Operating activities used $5,930 in cash for the period from October 26, 2006 (Date of Inception) to May 31, 2007. Our net loss of $27,771 was the primary component of our negative operating cash flow. The Net Loss and Prepaid Expense of $361 were offset by Accounts Payable of $2,202 and Accrued Liabilities of $20,000. Cash flows provided by financing activities during the period from October 26, 2006 (Date of Inception) to May 31, 2007 consisted of $75,000 as proceeds from the issuance of common stock.

As of May 31, 2007, we seem to have insufficient cash to operate our business at the current level for the next twelve months. If we find that our publication meets with greater demand than we anticipate and determine the need to print more than 20,000 copies of Buzz, our cash needs will be even greater. Accordingly, we anticipate that we must raise additional capital to achieve our business goals and to continue operations. Although our principals have no legal obligation to infuse additional capital, it is anticipated that our principals will do so as reasonably necessary by providing short-term demand loans carrying a market interest rate. We may also have to raise additional capital following the completion of this registration statement, in the form of private equity securities to meet our financial requirements over the next twelve months. We believe that it will be easier to raise the requisite financing once we become a reporting company and our stock is traded on a readily accessible exchange or national quotation system. We believe this because investors generally feel more comfortable with investments in which there are periodic and complete reports filed with the SEC. In addition, investors put more value on investments in securities of a company for which they have a readily accessible market to sell their securities. We plan to be quoted on the over-the-counter bulletin board upon effectiveness of this registration statement in order to provide this benefit to investors, but we can provide no assurance that our stock will be quoted on the over-the-counter bulletin. In addition, a market for our common stock may never develop. In the event we are not able to obtain financing within the next twelve months, our operations will be limited.

Going Concern

We have experienced losses since the inception of the exploration stage amounting to $27,771 as of May 31, 2007. As of May 31, 2007, we had a total of $69,527 in cash; however this amount may be insufficient to sustain operations over the course of the next year. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to meet our commitments as they become payable is dependent on our ability to establish a strong subscriber base, which will be receiving physical copies of each issue of our magazine via mail, and to obtain necessary financing or achieve a profitable level of operations. There are no assurances that we will be successful in achieving these goals.

Off Balance Sheet Arrangements

As of May 31, 2007, there were no off balance sheet arrangements.

Certain Relationships and Related Transactions

Except as provided below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

On November 8, 2006, we acquired our operating entity, Buzz Media, Ltd., a Nova Scotia company (“Buzz Nova Scotia”), from Ms. Tiffany Walsh in consideration for 10 shares of our common stock. In that acquisition, we acquired all assets of the company, which became a wholly-owned subsidiary of ours. It is through Buzz Nova Scotia that we intend to initially conduct business in Canada. We intend to seek expansion into the United States at a later date.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the NASD over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have forty-three (43) holders of record of our common stock.

Rule 144 Shares
None of our common stock is currently available for resale to the public under Rule 144.

Of the shares being registered, 750,000 shares held by forty-two shareholders will be available for resale from November 2007 through January 2008, depending upon exactly when they purchased their shares, all in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

Ms. Tiffany Walsh, as an affiliate, will be able to sell ten of her shares, in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933, starting in November of 2007, and the remainder of her shares, in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933, starting in February of 2008.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 20,000 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the NASD over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the NASD over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;
2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our sole executive officer for all services rendered in all capacities to us for our fiscal year ended April 30, 2007.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Tiffany Walsh President, CEO, Secretary and Director	2007	0	0	0	0	0	0	0

Although we do not currently compensate our officers, we reserve the right to provide compensation at some time in the future. Our decision to compensate officers depends on the availability of our cash resources with respect to the need for cash to further business purposes.

Director Compensation

The table below summarizes all compensation awarded to, earned by, or paid to both to our sole director for all services rendered in all capacities to us for our fiscal year ended April 30, 2007.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Tiffany Walsh	0	0	0	0	0	0	0

We do not intend on compensating our directors for their services.

Financial Statements

Index to Financial Statements:

Audited financial statements for the period ended May 31, 2007 including:

F-1	Report of Independent Registered Public Accounting Firm

F-2	Consolidated Balance Sheet as of May 31, 2007

F-3	Consolidated Statement of Operations for the period from October 26, 2006 (Date of Inception) to May 31, 2007

F-4	Consolidated Statement of Cash Flows for the period from October 26, 2006 (Date of Inception) to May 31, 2007

F-5	Consolidated Statement of Stockholders’ Equity for the period from October 26, 2006 (Date of Inception) to May 31, 2007

F-6	Notes to Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors
Buzz Media Ltd.

We have audited the accompanying Consolidated Balance Sheet of Buzz Media Ltd. (A Development Stage Company) as of May 31, 2007 and the related Consolidated Statements of Operations, stockholders’ equity, and cash flows for the period from October 16, 2006 (date of inception) to May 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of Buzz Media Ltd. (A Development Stage Company) as of May 31, 2007 and the results of its operations, stockholders’ equity, and its cash flows for the period from October 16, 2006 (date of inception) to May 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2, the Company has experienced losses since its inception and has no operating revenues, which raises substantial doubt about the Company’s ability to continue as a going concern. Management's plan in regard to this matter is also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Schumacher & Associates, Inc.

Schumacher & Associates, Inc.
Certified Public Accountants
2525 Fifteenth Street, Suite 3H
Denver, Colorado 80211

July 24, 2007

BUZZ MEDIA LTD.
AND CONSOLIDATED SUBSIDIARY
(A Development Stage Company)
Consolidated Balance Sheets
(Expressed in US Dollars)

Note 2 - Basis of Presentation - going concern	May 31 2007

ASSETS

CURRENT ASSETS
Cash	$69,527
Prepaid expense	361
Total current assets	69,888

Total assets	$69,888

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable
$2,202
Accrued liabilities	20,000
Total current liabilities	22,202

COMMITMENTS AND CONTINGENCIES (Notes 1, 2, 4, 5)

STOCKHOLDERS' EQUITY
Common stock (Note 1) Authorized 50,000,000 shares at par value of $0.001 each Issued and outstanding 2,000,010	2,000
Additional paid-in capital	73,000
Accumulated other comprehensive income	457
Accumulated deficit during development stage	(27,771)
Total stockholders' equity	47,686

Total liabilities and stockholders' equity	$69,888

The accompanying notes to the consolidated financial statements are an integral part of these statements.

BUZZ MEDIA LTD.
AND CONSOLIDATED SUBSIDIARY
(A Development Stage Company)
Consolidated Statement of Operations
(Expressed in US Dollars)

Cumulative from date of inception October 26, 2006 to May 31, 2007

EXPENSES
Professional fees	$20,000
Advertising and Promotion	1,174
General and administrative	4,769
Travel	1,828
Total expenses	27,771

Net (loss) for the period	$(27,771)

Other comprehensive income
Foreign currency translation	457

Comprehensive income	$(27,314)

Net loss per common share - basic and fully diluted:

Net (loss) for the period	$(0.03)

Weighted average number of common stock outstanding
955,285

The accompanying notes to the consolidated financial statements are an integral part of these statements.

BUZZ MEDIA LTD.
AND CONSOLIDATED SUBSIDIARY
(A Development Stage Company)
Consolidated Statement of Cash Flows
(Expressed in US Dollars)

Cumulative from date of inception October 26, 2006 to May 31, 2007
Cash (used in) operating activities:

Net (loss)	$(27,771)
Adjustments to reconcile net loss to net cash used in operating activities:
Net change in operating assets and liabilities:
Prepaid expense	(361)
Accounts payable	2,202
Accrued liabilities	20,000
Net cash (used in) operating activities
(5,930)
Cash (used in) investing activities:

Net cash (used in) investing activities	-

Cash from financing activities:
Issue of shares	75,000
Net cash from financing activities	75,000

Effect of exchange rate changes on cash	457

Increase in cash	69,527

Cash, beginning of year	-
Cash, end of year	$69,527

The accompanying notes to the consolidated financial statements are an integral part of these statements.

BUZZ MEDIA LTD.
AND CONSOLIDATED SUBSIDIARY
(An Development Stage Company)
Consolidated Statement of Stockholders' Equity
(Expressed in US Dollars)

	Common Stock	Amount	Accumulated Other Comprehensive Income (loss)	Additional Paid in Capital	Deficit Accumulated During Development Stage from Inception to May 31, 2007	Stockholders’ Equity
Beginning balance	-	$-	$-	$-	$-	$-
Shares issued at $0.001 per share for acquisition of subsidiary November 5, 2006	10	-	-	-	-	-
Shares issued at $0.02 per share pursuant to subscription February 01, 2007	1,250,000	1,250	-	23,750	-	25,000
Shares issued at $0.04 per share pursuant to subscription February 28, 2007	625,000	625	-	24,375	-	25,000
Shares issued at $0.2 per share pursuant to subscriptions April 30, 2007	125,000	125	-	24,875	-	25,000
Net income (loss) for the year	-	-	457	-	(27,771)	(27,314)

Balance May 31, 2007	2,000,010	$2,000	$457	$73,000	$(27,771)	$47,686

The accompanying notes to the consolidated financial statements are an integral part of these statements.

BUZZ MEDIA LTD.
AND CONSOLIDATED SUBSIDIARY
(A Development Stage Company)
Notes to Consolidated Financial Statements
May 31, 2007
(Expressed in US Dollars)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Description of Business

Buzz Media Ltd. (the “Company”) was incorporated in the State of Nevada on October 26, 2006. On November 5, 2006 the Company acquired all the issued and outstanding shares of Buzz Media, Ltd. (“Buzz Nova Scotia”), a corporation incorporated in the province of Nova Scotia, Canada on October 26, 2006. The transaction was treated as an acquisition for accounting purposes. The consideration for the acquisition of Buzz Nova Scotia was 10 shares of the Company valued at $0.10, the cost of the selling shareholder’s investment in Buzz Nova Scotia, since the acquisition was from a related party.

The Company intends to design, publish, and distribute a magazine called “Buzz” through Buzz Nova Scotia. Buzz is a student lifestyle magazine, which features stories, articles, and photographs submitted by current college and university students from across the country. The magazine will be distributed free of charge via direct mail, via physical distribution boxes at specified locations, via email, and via the internet at www.ReadBuzzMagazine.com.

On May 18, 2007 the Company filed a trademark application with the United States Patent and Trademark Office, seeking a trademark on "Buzz Magazine" used as the name, or title, of a magazine.

The Company intends to distribute the first issue in January of 2008. It has already compiled a pilot issue, which will be used to entice advertisers to buy advertising space in the future issues and to enter distribution arrangements with Universities. It is planned that the magazine will be published four times annually, with a new issue released in September, November, January and March. The Company plans to generate revenues through the sale of advertising space within physical copies of the magazine, through the sale of advertising space on its website, and by sharing Buzz Magazine’s subscriber list with various advertisers and other distributors.

Principles of Consolidation

The consolidated financial statements include accounts of the Company and its wholly-owned subsidiary Buzz Nova Scotia. All significant inter-company balances and transactions are eliminated.

BUZZ MEDIA LTD.
AND CONSOLIDATED SUBSIDIARY
(A Development Stage Company)
Notes to Consolidated Financial Statements
May 31, 2007
(Expressed in US Dollars)

Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As at May 31, 2007, the Company did not have any cash equivalents.

Asset Retirement Obligations

The Company has adopted SFAS No. 143, Accounting for Asset Retirement Obligations which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The Company has not incurred any asset retirement obligations as at May 31, 2007.

Foreign Currency

The operations of the Company are located in Canada. The Company maintains both U.S. Dollar and Canadian Dollar bank accounts. The functional currency is the Canadian Dollar. Transactions in foreign currencies other than the functional currency, if any, are remeasured into the functional currency at the rate in effect at the time of the transaction. Remeasurement gains and losses that arise from exchange rate fluctuations are included in income or loss from operations. Monetary assets and liabilities denominated in the functional currency are translated into U.S. Dollars at the rate in effect at the balance sheet date. Revenue and expenses denominated in the functional currency are translated at the average exchange rate. Other comprehensive income includes the foreign exchange gains and losses that arise from translating from the functional currency into U.S. Dollars.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with generally accepted accounting principles of United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Actual results could differ from those estimates.

Loss Per Share

Basic earnings (loss) per share of common stock are computed by dividing the net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share are equal to the basic loss per share for the year ended May 31, 2007 because there are no common stock equivalents outstanding.

BUZZ MEDIA LTD.
AND CONSOLIDATED SUBSIDIARY
(A Development Stage Company)
Notes to Consolidated Financial Statements
May 31, 2007
(Expressed in US Dollars)

Fair Value of Financial Instruments

The carrying value of cash and accounts payable at May 31, 2007 reflected in these financial statements, approximates their fair value due to the short-term maturity of the instruments.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”. Comprehensive income includes net income and all changes in equity during a period that arises from non-owner sources, such as foreign currency items and unrealized gains and losses on certain investments in equity securities.

Income taxes

The Company records deferred taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The statement requires recognition of deferred tax assets and liabilities for temporary differences between the tax bases of assets and liabilities and the amounts at which they are carried in the financial statements, based upon the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Development Stage

The Company entered the development stage upon its inception in the current year. Accordingly, income and expenses for the current year and cash flow for the current year equal income and expenses and cash flow on a cumulative basis since inception.

Impairment of Long-Lived Assets

The Company periodically analyzes its long-lived assets for potential impairment, assessing the appropriateness of lives and recoverability of unamortized balances through measurement of undiscounted operation cash flows in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. If impairment is deemed to exist, the asset will be written down to its fair value. Fair value is generally determined using a discounted cash flow analysis. As at May 31, 2007, the Company does not believe any adjustment for impairment is required.

Concentrations

The Company has only a limited operating history, and its growth strategy is dependent upon its ability to obtain distribution agreements with colleges and universities. The Company’s success depends largely upon the efforts, abilities, and decision-making of its sole officer and director, who currently acts as editor-in-chief for the magazine, organizing volunteers from colleges and

BUZZ MEDIA LTD.
AND CONSOLIDATED SUBSIDIARY
(A Development Stage Company)
Notes to Consolidated Financial Statements
May 31, 2007
(Expressed in US Dollars)

universities across Canada to contribute articles, photographs and artwork, which are assembled into issues of Buzz Magazine with the assistance of professional graphic artists.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurement, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. This statement does not require any new fair value measurements. However, for some entities, the application of the statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently reviewing the effect, if any, that this new pronouncement will have on its financial statements.

There were various other accounting standards and interpretations issued during 2006 or to May 31, 2007, none of which are expected to have a material impact on the Company's financial position, operations or cash flows.

2. BASIS OF PRESENTATION - GOING CONCERN

These consolidated financial statements have been prepared on a going-concern basis which assumes that the Company will be able to realize assets and discharge liabilities in the normal course of business for the foreseeable future.

The Company has experienced losses since the inception of the development stage amounting to $27,771 as of May 31, 2007 and has no operating revenues. As of May 31, 2007, the Company had a total of $69,527 in cash; however this amount may be insufficient to sustain operations over the course of the next year. These factors raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to meet its commitments as they become payable is dependent on the success of the Company’s plan to establish a strong subscriber base, which will be receiving physical copies of each issue of our magazine via mail, and to obtain necessary financing or achieve a profitable level of operations. There are no assurances that the Company will be successful in achieving these goals.

These financial statements do not give effect to adjustments to the amounts and classifications to assets and liabilities that would be necessary should the Company be unable to continue as a going concern.

3. COMMON STOCK

On November 8, 2006, the Company issued 10 shares to its founder and CEO in return for all the issued and outstanding shares of Buzz Media Nova Scotia.

BUZZ MEDIA LTD.
AND CONSOLIDATED SUBSIDIARY
(A Development Stage Company)
Notes to Consolidated Financial Statements
May 31, 2007
(Expressed in US Dollars)

On February 1, 2007, the Company issued 1,250,000 shares to its founder and CEO for $0.02 per share, for total proceeds of $25,000

On February 28, 2007, the company issued 625,000 shares to 16 individuals pursuant to subscriptions for $0.04 per share, for total proceeds of $25,000.

On April 30, 2007, the Company issued 125,000 shares to 26 individuals pursuant to subscriptions for $0.20 per share, for total proceeds of $25,000

4.  INCOME TAXES

The Company is subject to United States income taxes and Canadian income taxes (to the extent of its operations in Canada). The company had no income tax expense during the reported period due to net operating losses.

A reconciliation of income tax expense to the amount computed at the statutory rates is as follows:

Loss for the year	$(27,771)
Average statutory tax rate	35%

Expected income tax provision	$(9,720)
Unrecognized tax losses	9,720

Income tax expense	$--

Significant components of deferred income tax assets are as follows:

Net operating losses carried forward in United States	$9,720
Valuation allowance	(9,720)

Net deferred income tax assets	$-

The Company has net operating losses carried forward of $27,771 for tax purposes which will expire in 2027 if not utilized.

BUZZ MEDIA LTD.
AND CONSOLIDATED SUBSIDIARY
(A Development Stage Company)
Notes to Consolidated Financial Statements
May 31, 2007
(Expressed in US Dollars)

5. COMMITMENTS

The Company has leased office space for which the Company is committed to pay $373 tax included (CDN399) on the first day of each month from May 1, 2007 through April 30, 2008.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E. Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$5
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing Fees	$1,000
Transfer Agent Fees	$1,000
Accounting fees and expenses	$15,000
Legal fees and expenses	$10,000
Total	$27,005

All amounts are estimates.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

On November 8, 2006, we purchased all the issued and outstanding shares of Buzz Media, Ltd., a Nova Scotia company (“Buzz Nova Scotia”). At the time, Tiffany Walsh, our sole director and president, was sole owner of both Buzz Media, Ltd., and Buzz Nova Scotia. Ten shares of our common stock were issued to Ms. Walsh as consideration for her shares in Buzz Nova Scotia.

We issued 1,250,000 shares of common stock on February 1, 2007, to Tiffany Walsh, our president. These shares were issued pursuant to Regulation S of the Securities Act of 1933 (the "Securities Act") at a price of $0.02 per share, for total proceeds of $25,000. The 1,250,000 shares of common stock are restricted shares as defined in the Securities Act.

We completed a private placement of 625,000 shares of our common stock pursuant to Regulation S of the 1933 Act on February 28, 2007. All shares were issued at a price of $0.04 per share. We received proceeds of $25,000 from the offering. Each purchaser represented to us that the purchaser was a Non-US Person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling stockholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation S offering.

We completed a private placement of 125,000 shares of our common stock pursuant to Regulation S of the 1933 Act on April 30, 2007. All shares were issued at a price of $0.20 per share. We received proceeds of $25,000 from the offering. Each purchaser represented to us that the purchaser was a Non-US Person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificates issued in accordance with Regulation S. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling stockholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation S offering.

Item 27. Exhibits

Exhibit Number	Description

3.1	Articles of Incorporation
3.2	Amendment to Articles of Incorporation
3.3	Corporate By-Laws
5.1	Opinion letter from Cane Clark, LLP
10.1	Share Purchase Agreement between Tiffany Walsh and Buzz Media, Ltd. for Buzz Media Nova Scotia
10.2	Artists Agreements for student contributors program
10.3	Office Space Rental Agreement
21.1	Subsidiary List: Buzz Media, Ltd., a Nova Scotia corporation
23.1	Consent of Schumacher & Associates, Inc.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Halifax, Nova Scotia on July 23, 2007.

Buzz Media, Ltd.

By: /s/ Tiffany Walsh
President, Secretary, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tiffany Walsh as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By: /s/ Tiffany Walsh
Director July 23, 2007